Exhibit 10.1.23
LONG-TERM INCENTIVE AWARD
Date of Award:
Number of Targeted Performance Shares Awarded: xx,xxx
Recipient
Dear:
     We are pleased to inform you that as an executive of Terra Industries Inc. (“Terra”) or a Subsidiary thereof, you have been awarded, under the Stock Incentive Plan of 2002 (the “Plan”), the number of Performance Shares set forth above, subject to certain restrictions, terms and conditions set forth in this letter and in the Plan. Terra Common Shares may be issued to you in the future for the “Performance Shares” granted to you if Terra achieves certain financial results described below in paragraph 1.
     1. The number of Performance Shares shown above represents the targeted amount. You will be awarded Terra Common Shares equal to between 0% and 200% of the targeted number of Performance Shares, less applicable taxes, based on Terra’s annualized average return on capital employed (“ROCE”) described as follows:
     a. The ROCE period will be the thirty-six month period ending [DATE] (referred to hereafter as the “Period”).
     b. The return amount, or numerator of the calculation, will be the annualized average of the sum of Income from Operations for the Period, adjusted for any charges or credits the Compensation Committee deems unusual, reduced by 35% representing normal income tax expense.
     c. The capital amount, or denominator of the calculation, will be the average of the amounts reported on the twelve Terra quarterly balance sheets for the Period for the following items: Common shareholders and preferred shareholders equity, short and long-term debt, deferred income taxes and minority interest, less cash.
     d. If Terra’s annualized average ROCE for the Period is 4% or less, no Performance Shares will be earned.
     e. If Terra’s annualized average ROCE for the Period is between 4% and 9%, 1% of the targeted Performance Shares will be earned for each 0.05% annualized average ROCE exceeds 4%.
     f. If Terra’s annualized average ROCE for the Period is between 9% and 11.5%, 1% of the targeted Performance Shares will be earned for each 0.025% annualized average ROCE exceeds 9%.

     g. The maximum number of Performance Shares earned is 200% of the targeted amount.
     2. Issuance of Performance Shares will be made as soon as practical in [YEAR] after the Compensation Committee of Terra’s Board of Directors approves the portion, if any, of targeted Performance Shares granted herein that is earned based on Terra’s performance during the Period.
     3. If a “change of control” occurs prior to December 31, 2008, the Performance Shares will be earned at the greater of (a) calculated award described in paragraph 1. a. through g. using the actual quarters completed in the Period and (b) the targeted Performance Shares. Any noncash, deferred or contingent consideration provided for in the sale agreement shall be valued at its fair market value on a present value basis. The determination of value for these purposes shall be conclusively made by the Company with the assistance of the Company’s independent accountants. Any of the following events will constitute a change of control: (i) any person, or group of persons acting in concert, acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934) of the outstanding securities (the “Voting Shares”) of Terra in an amount having, or convertible into securities having, 25% or more of the ordinary voting power for the election of Terra directors; (ii) during a period of not more than 24 months, a majority of the Board of Directors of Terra ceases to consist of the existing membership or successors nominated by the existing membership or their similar successors; (iii) all or substantially all of the individuals and entities who were the beneficial owners of Terra’s outstanding securities entitled to vote do not own more than 60% of such securities in substantially the same proportions following a shareholder approved reorganization, merger, or consolidation; or (iv) shareholder approval of either (A) a complete liquidation or dissolution of Terra or (B) a sale or other disposition of all or substantially all of the assets of Terra, or a transaction having a similar effect.
     4. If your employment with Terra terminates for any reason during the term of this agreement, all unearned Performance Shares shall automatically be forfeited by you, except as follows:
     a. If your employment terminates by reason of death, the Performance Shares shall be awarded with the award calculated as described in paragraph 1. a. through g. using the actual quarters completed prior to the date of death. You may designate one or more beneficiaries by a writing filed with Terra’s Corporate Secretary. Beneficiaries may be named contingently or successively and may share in different proportions if so designated.
     b. If your employment terminates by reason of Total Disability, the Performance Shares shall continue to be eligible for issuance pursuant to paragraphs 1. a. through g. of this letter.
     c. In cases of special circumstances the Compensation Committee may, in its sole discretion when it finds that a waiver would be in the best interests of Terra, extend the period for earning all or a portion of your Performance Shares.
     5. This award shall not be effective unless you sign a copy of this letter and deliver it to the Corporate Secretary of the Corporation, Terra Centre, 600 Fourth Street, Sioux City, Iowa 51101, before 4:30 p.m. central time on [DATE]. If the Corporate Secretary does not have your properly executed copy of this letter before such time, then, anything in this letter to the contrary notwithstanding, this award shall terminate and be of no effect.
     6. You hereby agree to pay to Terra, or otherwise make arrangements satisfactory to regarding payment of, any federal, state or local taxes required or authorized by law to be withheld with respect to the award of the Performance Shares (the “Withholding Taxes”). Terra shall have, to the extent permitted by law, the right to deduct from any payment of any kind otherwise due to the Employee, any Withholding Taxes and to condition the delivery of the Performance Shares after the award of Performance Shares on the payment to Terra of the Withholding Taxes. In lieu of the payment of such amounts in cash, you may pay all or a portion of the Withholding Taxes by reconveying to Terra a portion of the Common Shares otherwise to be delivered upon earning the Performance Shares.
     7. Terra may, in its sole discretion, at any time or from time to time, in lieu of the delivery of all or any portion of your Performance Shares, pay to you cash equal to the Fair Market Value (as defined in the Stock Incentive Plan of 2002) of such shares on the day the Performance Shares are earned.
     8. Nothing in this Agreement shall confer upon the Employee any right to continue in the employ of the Corporation or a Subsidiary, or affect the right of the Corporation or of any Subsidiary to terminate the employment of the Employee, with or without cause.
     9. Your rights with respect to this Performance Share Grant may not be assigned or transferred in any manner and shall not be subject to any lien, claim, encumbrance, obligation or liability of any kind. This Performance Share Grant shall be construed in accordance with and governed by the laws of the State of Iowa without regard to any State’s conflict of laws principles.
     These Performance Shares are awarded pursuant to the Plan and are subject to its terms. Capitalized terms used in this letter have the same meanings as defined in the Plan. A copy of the Plan is being furnished to you with this letter and also is available on request from the Corporate Secretary of the Corporation.

Very truly yours,

TERRA INDUSTRIES INC.

By:
President and Chief Executive Officer

By:
Vice President, General Counsel
and Corporate Secretary

I hereby agree to the terms and conditions set forth above and acknowledge receipt of the Stock Incentive Plan of 2002 and the Prospectus covering shares issued under that Plan.
Signature of Employee